Exhibit 23.3

Consent of Independent Auditor

We consent to the inclusion in this Registration Statement on Form S-4 of Concrete Pumping Holdings Acquisition Corp. of our report dated August 28, 2018 relating to the consolidated financial statements of Camfaud Concrete Pumps Limited and Subsidiary.

We also consent to the reference of our firm as Experts under the heading “Independent Auditor” in such Registration Statement.

/s/ RSM US LLP

Denver, CO

September 10, 2018